AMENDMENT NO. 8

TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST OF

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST)

This Amendment No. 8 (the “Amendment”) to the Amended and Restated Agreement and Declaration of Trust of AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust) (the “Trust”) amends, the Amended and Restated Agreement and Declaration of Trust of the Trust dated as of September 14, 2005, as amended (the “Agreement”).

Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trust desires to amend the Agreement to add Personal Investment, Private Investment, Reserve and Resource Class Shares to Premier Portfolio;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2. All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of June 7, 2016.

By:	/s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

EXHIBIT 1

“SCHEDULE A

AIM TREASURER’S SERIES TRUST (INVESCO TREASURER’S SERIES TRUST) PORTFOLIOS AND CLASSES THEREOF

PORTFOLIO	CLASSES OF PORTFOLIO

Premier Portfolio	Institutional Class Shares Investor Class Shares Personal Investment Class Shares Private Investment Class Shares Reserve Resource Class Shares

Premier Tax-Exempt Portfolio	Institutional Class Shares Investor Class Shares

Premier U.S. Government Money Portfolio	Institutional Class Shares Investor Class Shares”